Exhibit (d)(31)
Schedule A

	Annual Investment Advisory Fee
Portfolio	(as a percentage of average daily net assets)
Blue Chip Portfolio	0.95%
Aggressive Growth Portfolio	1.00%
Diversified Research Portfolio	0.90%
Short Duration Bond Portfolio	0.60%
Concentrated Growth Portfolio (formerly I-Net Tollkeeper)	1.05%
Financial Services Portfolio	1.10%
Health Sciences Portfolio	1.10%
Technology Portfolio	1.10%
Focused 30 Portfolio	0.95%
Growth LT Portfolio	0.75%
Mid-Cap Value Portfolio	0.85%
International Value Portfolio	0.85%
Capital Opportunities Portfolio	0.80%
International Large-Cap Portfolio	1.05%
Equity Index Portfolio	0.25%
Small-Cap Index Portfolio	0.50%
Multi-Strategy Portfolio	0.65%
Main Street Core Portfolio	0.65%
Emerging Markets Portfolio	1.00%
Inflation Managed Portfolio	0.60%
Managed Bond Portfolio	0.60%
Small-Cap Value Portfolio	0.95%
Money Market Portfolio	0.40%	First $250 million
	0.35%	Next $250 million
	0.30%	Excess of $500 million
High Yield Bond Portfolio	0.60%
Equity Income Portfolio	0.95%
Equity Portfolio	0.65%
Fasciano Small Equity Portfolio (formerly Aggressive Equity Portfolio)	0.80%
Large-Cap Value Portfolio	0.85%
Comstock Portfolio	0.95%
Real Estate Portfolio	1.10%
Mid-Cap Growth Portfolio	0.90%
VN Small-Cap Value Portfolio	0.95%
American Funds Growth Portfolio	0.95%
American Funds Growth-Income Portfolio	0.95%
     Dated: May 1, 2005

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.
PACIFIC SELECT FUND

By: /s/ Thomas C. Sutton	By: /s/ Audrey L. Milfs

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman of the Board and Trustee	Title: Secretary
PACIFIC LIFE INSURANCE COMPANY

By: /s/ Thomas C. Sutton	By: /s/ Audrey L. Milfs

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman of the Board and	Title: Vice President and Secretary
Chief Executive Officer